PURCHASE AND SALE AGREEMENT

by and between

ATC MERGER CORP.

“Seller”

and

ANGELO GORDON REAL ESTATE INC.

“Buyer”

Real Property:
139-149 Centre Street a/k/a 93-99 Lafayette Street a/k/a 103-109 Walker Street
New York, New York 10013
(Block 197, Lot 11)

Date: September 11, 2006

TABLE OF CONTENTS

ARTICLE		PAGE

ARTICLE 1 – SALE OF PROPERTY
1.1	Agreement of Purchase and Sale
ARTICLE 2 – PURCHASE PRICE
2.1	Purchase Price
2.2	Cash at Closing
2.3	Allocation
ARTICLE 3 – TITLE MATTERS
3.1	Title Examination
3.2	Permitted Exceptions
3.3	Title Defects
3.4	Title Insurance; Survey
ARTICLE 4 – ADJUSTMENTS AND PRORATIONS
4.1	Closing Date Adjustments and Prorations
4.2	Vacate Date Adjustments and Prorations
4.3	Insurance Premiums
4.4	Closing Costs
4.5	Apportionment Credit
4.6	Closing Statements
4.7	Delayed Adjustment
ARTICLE 5 – CLOSING
5.1	Closing Date
5.2	Place of Closing
5.3	Seller’s Closing Deliveries
5.4	Buyer’s Closing Deliveries
5.5	Mortgage
5.6	Delivery
ARTICLE 6 – CONDITIONS TO CLOSING
6.1	Seller’s Obligations
6.2	Buyer’s Obligations
6.3	Waiver of Failure of Conditions Precedent
ARTICLE 7 – REPRESENTATIONS AND WARRANTIES
7.1	Buyer’s Representations
7.2	Seller’s Representations
7.3	General Provisions
ARTICLE 8 – COVENANTS
8.1	Buyer’s Covenants
8.2	Seller’s Covenants
8.3	Mutual Covenants
8.4	Access to Real Property

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ARTICLE 9 – DEFAULT
9.1	Buyer’s Default
9.2	Seller’s Default
ARTICLE 10 – CONDEMNATION
10.1	Condemnation
ARTICLE 11 – DESTRUCTION OR DAMAGE
11.1	Destruction or Damage
11.2	Insurance
11.3	Effect of Termination
11.4	Waiver
ARTICLE 12 – LEASING MATTERS
12.1	Commercial Leases
12.2	Intentionally Omitted
12.3	Intentionally Omitted
12.4	Lease Termination; Vacancy, L&T Litigation
ARTICLE 13 – ESCROW
13.1	Escrow Provisions
ARTICLE 14 – MISCELLANEOUS
14.1	Buyer’s Assignment
14.2	Sales Tax
14.3	Survival/Merger
14.4	Agreement Concerning Purchase Price
14.5	Integration; Waiver
14.6	Governing Law
14.7	Captions Not Binding; Schedules and Exhibits
14.8	Binding Effect
14.9	Severability
14.10	Notices
14.11	Counterparts
14.12	No Recordation
14.13	Additional Agreements; Further Assurances
14.14	Construction
14.15	Like-Kind Exchange
14.16	Business Day
14.17	Jurisdiction
14.18	Waiver of Jury Trial
14.19	Litigation Fees
14.20	Globix Lease; Master Lease
14.21	Buyer’s Filings

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EXHIBITS

Exhibit A	Legal Description of Parcel
Exhibit B:	Form of Deed
Exhibit C:	Form of Bill of Sale
Exhibit D	Form of Assignment of Property Rights
Exhibit E	FIRPTA Certificate

SCHEDULES

Schedule 1:	Intentionally omitted.
Schedule 2:	Outstanding Tax Certiorari Proceedings
Schedule 3:	Personal Property
Schedule 4:	Excluded Personal Property
Schedule 5:	Summit Title Pro Forma
Schedule 6:	Service Contracts
Schedule 7:	Environmental Reports
Schedule 8:	Form of Master Lease
Schedule 9:	List of Subleases and Remote Office Center Licenses
Schedule 10:	Supplementary Information Form and Violation Order
Schedule 11	Fleming Lee Shue Letter
Schedule 12:	Press Release

iii

PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 11th day of September, 2006 (the “Effective Date”), by and between ATC MERGER CORP., a New York corporation (the “Seller”) with its principal office at c/o Globix Corporation, 139 Centre Street, New York, New York 10013, and ANGELO GORDON REAL ESTATE INC., a Delaware corporation (“Buyer” or “Purchaser”) having an address at c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167.

WITNESSETH:

          In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - SALE OF PROPERTY

1.1 Agreement of Purchase and Sale. Subject to and upon the terms and conditions hereinafter set forth, Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase, accept and assume from Seller the following, subject to the other conditions and matters set forth in this Agreement, free and clear of all liens and encumbrances except the Permitted Exceptions (as hereinafter defined):

          (a) Real Property. That certain parcel of land (the “Land”) owned by Seller located in the Borough of Manhattan, City, County and State of New York, (Block: 197, Lot 11) and legally described in Exhibit A attached hereto and incorporated herein by this reference, and generally known by the street address 139-149 Centre Street a/k/a 93-99 Lafayette Street a/k/a 103-109 Walker Street, New York, New York 10013 together with all buildings, structures and improvements and fixtures located thereon (the “Improvements”) and all rights, privileges and appurtenances in and to the Land and the Improvements including all of Seller’s right, title and interest, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, and all easements, covenants, development rights and air rights pertaining to the Land and the Improvements (herein collectively called the “Real Property” or the “Property”); and

          (b) Personal Property. All of Seller’s right, title and interest in and to all personal property, fixtures, (including, without limitation, all water and sewer, electric, lighting, telephone and heating and ventilation and air conditioning lines and systems), equipment, inventory and tangible personal property owned by Seller (specifically excluding any and all personal property owned by any tenant, Globix Corporation (“Globix”) or other occupant at the Real Property or any third party), which are located at and used in connection with the operation of the Real Property, and expressly including the personal property listed on Schedule 3 attached hereto (herein collectively called the “Personal Property”); and provided, however, that the personal property and fixtures listed on Schedule 4 attached hereto (the “Excluded Personal Property”) shall not be included in this transaction and shall be removed from the Real Property by the Seller on or before the Closing Date (as hereinafter defined); and

          (c) Appurtenances. All of Seller’s right, title and interest, if any, in, to and under all easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to the Real Property, including, without limitation, any existing development rights and air rights (herein collectively called the “Appurtenances”); and

          (d) Adjoining Land. Any land in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining the Real Property or any portion thereof, and any award to be made in lieu thereof and in and to any unpaid award for damage to the Real Property by reasons of change of grade of any street (herein collectively called the “Adjoining Land”); and

          (e) Leases and Other Property Rights.

                    (i) At Closing, Seller and Globix shall terminate the Globix Lease (as hereinafter defined) and Buyer and Globix shall enter into the Master Lease (as hereinafter defined); and

                    (ii) (A) All of Seller’s right, title and interest in and to all assignable licenses, permits and other written authorizations pertaining to the use or operation of the Real Property or Personal Property, (collectively, the “Licenses and Permits”), (B) all of Seller’s right, title and interest in and to all assignable warranties and assignable guarantees (the “Warranties and Guarantees”) that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements on the Land, (C) all of Seller’s right, title and interest in and to all intellectual property, logos, copyrights and telephone exchange numbers directly relating to the Land and Improvements to the extent assignable by Seller, and the right to use the name, if any, currently used with respect to the Land and Improvements, and (D) all tenant lists, advertising materials, architectural or engineering plans or specifications and operating manuals relating to the Property to the extent in Seller’s possession or control.

ARTICLE 2 – PURCHASE PRICE

2.1 Purchase Price. The purchase price of the Real Property pursuant to this Agreement shall be Fifty-One Million Eight Hundred Thirty Seven Thousand Five Hundred and 00/100 Dollars ($51,837,500.00) (the “Purchase Price”). Such Purchase Price shall be paid in the following manner:

          (a) Deposit Money.

                    (i) Upon the execution of this Agreement by Buyer and Seller and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the sum of Two Million and 00/100 Dollars ($2,000,000.00) in immediately available funds (the “Deposit”) with Belkin Burden Wenig & Goldman LLP whose address is 270 Madison Avenue, New York, New York 10016, as escrow agent (“Escrow Agent”). The Deposit shall be held by Escrow Agent in an interest-bearing account.

                    (ii) The Deposit shall be non-refundable except as herein provided and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 13 hereof. Any interest earned on the Deposit shall not be included as part of the Deposit, but shall belong to the party entitled to retain the Deposit in accordance with the terms of this Agreement.

2.2 Cash at Closing. On the Closing Date, Buyer shall pay to Seller the difference between the Purchase Price and the Deposit, subject to the prorations and adjustments set forth in Article 4 or as otherwise provided under this Agreement plus any other amounts required to be paid by Buyer in accordance with this Agreement at Closing (the “Balance”). The Balance shall be paid by wire transfer of immediately available federal funds to a bank account or accounts designated by Seller in writing to Buyer prior to Closing of title. If Buyer’s bank initiates a wire transfer of the Balance on the Closing Date but Seller’s depository bank is unable to confirm receipt of all or any portion of the Balance on the Closing Date, then the Closing Adjustment Date (as hereinafter defined) shall be the next Business Day after the date used for calculating the prorations and adjustments pursuant to Article 4 of this Agreement.

2.3 Allocation. Buyer and Seller agree that the Personal Property has no value and no part of the Purchase Price is attributable to the Personal Property.

ARTICLE 3 – TITLE MATTERS

3.1 Title Examination. Buyer acknowledges receipt of (x) that certain Title Commitment dated July 31, 2006 from Summit Associates, as agent for First American Title Insurance Company of New York (the “Title Company”), bearing Title Number 435-M-28258 (M-428258) (the “Summit Title Report”), (y) that certain title pro forma issued by the Title Company attached hereto as Schedule 5 (the “Summit Pro Forma”), and (z) that certain survey of the Real Property made by Earl B. Lovell-S.P. Belcher, Inc. dated April 9, 1982, and last updated by visual examination on August 10, 2006 (the “Survey”). Title to the Real Property shall be conveyed to Buyer at Closing free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances (except as provided in Section 3.2 below), except for the standard printed exclusions from coverage contained in, and those items identified on Schedule B of the ALTA owner’s title policy pro forma issued by the Title Company. Purchaser shall advise Seller of title objections to which Purchaser has not agreed are Permitted Exceptions, as hereinafter provided.

3.2 Permitted Exceptions. Buyer has provided Seller with a copy of the Summit Title Report and the Summit Pro Forma. All exceptions to title set forth in Schedule B to the Summit Pro Forma and all survey matters shown on the Survey shall be “Permitted Exceptions” hereunder.

3.3 Title Defects.

          (a) Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions which may appear on any supplemental title report or updates to the Summit Title Report or any updates to the

Survey issued after the Effective Date (herein collectively called the “Other Exceptions”) within five (5) Business Days after the receipt thereof by Buyer but in no event later than ten (10) Business Days prior to the Closing Date unless such Other Exceptions were first disclosed to Buyer within such ten (10) Business Day period, in which event, Buyer shall immediately notify Seller thereof. Unless Buyer shall timely object to such Other Exceptions, all such Other Exceptions which are set forth in any such supplemental reports or updates to the Summit Title Report or the Survey shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Subject to Sections 3.3(b)(i) and 3.3(b)(ii), Seller shall be entitled to one or more adjournments of the Closing (not to exceed seventy five (75) days in the aggregate for all such adjournments) for the purpose of removing, or causing to be removed, any Title Objections. Subject to Section 3.3(b) (i), such removal may be deemed effected by the issuance of title insurance which omits the Title Objections as exceptions to coverage. Notwithstanding anything to the contrary contained in this Section 3.3(a), Buyer shall have a period of ten (10) Business Days from the date of this Agreement to deliver its first list of Other Exceptions to which Buyer objects (although the foregoing shall not preclude Buyer from objecting to any Other Exceptions raised upon the issuance of a supplemental title report or updates to the Summit Title Report or updates to the Survey).

          (b) Removal of Title Objections.

                    (i) Title Objections Required to be Removed. Seller shall remove, or cause to be removed, at its expense, by bond or escrow acceptable to the Title Company (or Royal (as hereinafter defined) pursuant to Article 3.4), any Title Objections which (a) were voluntarily caused or consented to by Seller, (b) are mechanics’ liens relating to work done by or for Seller (or its affiliates or designees) at the Real Property, (c) are judgment liens relating to Seller, (d) are removable by the payment of an ascertainable sum of money not to exceed in the aggregate $250,000.00 (the “Maximum Title Amount”) or (e) are mortgages or deeds of trust encumbering the Real Property. Notwithstanding any limitation set forth herein, Seller, to the extent practicable, shall request that all mortgages holding mortgages encumbering the Real Property assign such mortgages to Buyer’s lender in connection with Buyer’s acquisition of the Real Property.

                    (ii) Other Title Objections. Seller may elect (but shall not be obligated) to remove, or cause to be removed, at its expense, any Title Objections, other than those Title Objections described in Section 3.3(b)(i) above (the “Other Title Objections”). Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove such Other Title Objections as may exist. If Seller is unable to remove or cause the Title Company to omit any Other Title Objections at or prior to the Closing, or any adjourned Closing, or if Seller elects not to remove one or more Other Title Objections, Buyer may elect to either (a) terminate this Agreement, in which event the Deposit and any interest earned thereon shall be paid by Escrow Agent to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Other Title Objections, in which event such Other

Title Objections shall be deemed “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

3.4 Discharge of Title Objections. If on the Closing Date there are any Title Objections which Seller has agreed to pay and discharge pursuant to Section 3.3(b)(i) or has elected to pay and discharge pursuant to Section 3.3(b)(ii), Seller may use any portion of the Balance to satisfy the same, provided (i) Seller shall deliver to the Title Company at the Closing instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or (ii) Seller shall cause the Title Company to omit the same, without any additional cost to Buyer, by bond or escrow acceptable to the Title Company. Seller shall provide such affidavits as the Title Company may reasonably require to discharge Seller’s obligations hereunder provided such affidavits are reasonable and are customarily provided by sellers of real property in similar transactions in the City of New York and are otherwise reasonably acceptable to Seller. In addition, if any supplemental title report or updates to the Summit Title Report discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller or the partners or members of Seller, then Seller shall, upon request, deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller or any partners or members of Seller provided such affidavits are reasonable and are customarily provided by sellers of real property in similar transactions in the City of New York and are otherwise reasonably acceptable to Seller. Notwithstanding the foregoing, if the Title Company will not omit any Title Objection or Other Title Objections raised by Buyer, but Royal Abstract of New York, LLC (“Royal”) issues a written commitment indicating that it is ready, willing and able to omit such Title Objection or Other Title Objection, at no additional cost to Buyer for such coverage, if Buyer is not willing to waive such objection, Buyer agrees to insure title with Royal, at Buyer’s sole cost and expense, who will insure title to the Premises free and clear of such Title Objection or Other Title Objections.

3.5 Title Insurance; Survey. At Closing, the Title Company shall issue to Buyer, at Buyer’s sole cost and expense, an ALTA 10-17-92 Owner’s Form of title insurance policy with New York standard endorsement substantially in the form of the Summit Pro Forma (the “Owner’s Title Policy”), in the amount of the Purchase Price, insuring Buyer’s fee title interest in the Real Property subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer’s sole cost and expense, such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the “Transaction”) without reduction of or set off against the Purchase Price, (c) such endorsements (or amendments) are customarily provided by the Title Company in similar Transactions, and (d) the Closing shall not be delayed as a result of Buyer’s request. Buyer shall be required to pay all costs incurred in connection with any update or modification of the Survey requested by Buyer.

ARTICLE 4 – ADJUSTMENTS AND PRORATIONS

4.1 Intentionally Omitted.

4.2 Vacate Date Adjustments and Prorations. The following adjustments and prorations shall be made as of 12:01 a.m. on the Vacate Date (the “Vacate Date Adjustment Date”)(it being agreed that such apportionments shall be reasonably estimated on the Closing Date and readjusted promptly following the Vacate Date):

      (a) Real estate taxes, assessments, business improvement district charges and like charges, ad valorem taxes and personal property taxes, if any, on the basis of the entire fiscal tax year for which assessed. If the Vacate Date Adjustment Date shall occur before the tax rate or assessment is fixed, the apportionment of such real estate taxes, assessments, business improvement district charges and like charges and personal property taxes, if any, shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation; however, adjustment will be made upon the actual tax amount, when determined. Any discount received for early payment shall be for the benefit of Seller, and any interest or penalty assessed for late payment shall be borne by Seller. If on the date of this Agreement the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments or in a lump sum, and if the first installment is then a lien or has been paid, then for purposes of this Agreement, Seller shall pay any assessments which cover the period of its ownership which are due and payable at the time of the Vacate Date Adjustment Date, and Buyer shall be responsible for the balance of any such payments, and an appropriate adjustment shall be made in connection therewith on the Vacate Date Adjustment Date.

      (b) Deposits. Tax and utility company deposits, or deposits with any supplier of goods, if any, shall not be paid by Buyer to Seller and Seller shall obtain refunds of all such deposits directly from the taxing authority, utility company or supplier, as the case may be.

      (c) Water and Sewer Charges. Water charges and sewer rents on the basis of the fiscal year in which the Closing occurs, but if there are water meters on the Real Property, Seller shall, at Seller’s expense, supply to Buyer a water meter reading from the New York City Department of Environmental Protection current through the Vacate Date Adjustment Date, or if not feasible to so read, to a date not more than thirty (30) days prior to the Vacate Date Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last meter reading. Upon the taking of a subsequent actual water meter reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be due upon such readjustment. Unpaid water meter bills, frontage, sewer charges and assessments which are the obligations of tenants in accordance with the terms of their respective Subleases shall not be adjusted, nor shall the same be deemed an objection to title, and Buyer will take title subject thereto.

          (d) License Fees. Amounts paid or payable with respect to the Licenses and Permits, to the extent assignable, affecting the Real Property.

          (e) Utilities. Utility charges, including, but not limited to, electricity, gas, steam, telephone and other utilities (other than water charges and sewer rents which are covered by Section 4.2(b) above and such charges the payment of which are the direct obligation of tenants under their respective Sublease or otherwise), all prorated based upon the most current bill unless actual readings are obtained as of the Vacate Date Adjustment Date, in which case such actual readings shall govern, and each party shall pay the amount billed to it, respectively. Seller shall use good faith efforts to get meter reading for such utility charges on, or within fifteen (15) days prior to, the Vacate Date Adjustment Date. All such adjustments shall be subject to the true-up provisions of Section 4.7 hereof.

          (f) Fuel. Proration shall be made of fuel on the Property on the Vacate Date Adjustment Date, based upon a reading made by Seller’s supplier no more than two (2) Business Days prior to the Vacate Date Adjustment Date (reasonably adjusted to the quantity present on the Vacate Date Adjustment Date). The value thereof shall be calculated at Seller’s last cost therefor (including sales tax), as evidenced by the written invoice of Seller’s fuel oil supplier for Seller’s last delivery, which statement shall be conclusive as to quantity and cost absent fraud.

4.3 Insurance Premiums. No existing insurance policy shall be assigned to Buyer, and no adjustment of any insurance premiums shall be made.

4.4 Closing Costs. Buyer shall pay all premiums and charges of the Title Company (or Royal pursuant to Article 3.4, if applicable) for the Owner’s Title Policy (including endorsements) to be issued pursuant to the Summit Title Report, the cost of any updates or modifications to the Survey obtained by Buyer, all recording and filing charges in connection with the instruments by which Seller conveys the Real Property, fifty (50%) percent of all escrow fees of the Escrow Agent and any other costs customarily paid by the buyer pursuant to local practice. Seller shall pay all New York State and New York City transfer taxes applicable to the transfer of the Real Property to Buyer, fifty (50%) percent of all escrow fees of the Escrow Agent and, except as otherwise provided herein, any other costs customarily paid by the seller pursuant to local practice. Each party shall pay its own attorneys. The obligations of the parties to pay applicable closing charges shall survive the termination of this Agreement.

4.5 Apportionment Credit. In the event the net apportionments and adjustments to be made as of the Vacate Date result in a credit balance (i) to Buyer, such sum shall be paid by Seller to Buyer on the Vacate Date, or (ii) to Seller, same shall be paid by Buyer to Seller on the Vacate Date.

4.6 Closing Statements. Seller and Buyer shall cooperate to make the adjustments and prorations required under this Article 4, or under any other provision of this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and otherwise on a cash basis or accrual basis, as appropriate, and in accordance with sound accounting practices and the local customs regarding title closings as recommended by the Real Estate Board of New York. Based upon the results thereof, Seller will use commercially reasonable efforts to prepare, no later than two (2) Business Days prior to the Closing, a closing statement (the “Closing Statement”), which shall contain Seller’s best estimate of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement as of the Vacate Date. The amounts set forth on the Closing Statement shall be subject to the review and approval of Buyer and shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Closing Statement shall be binding and conclusive absent manifest error on all parties hereto to the extent of the items covered by the Closing Statement, except where this Agreement expressly provides for further adjustment of such amounts, and except as otherwise provided in Section 4.7 below. The provisions of this Section 4.6 shall survive the Closing.

4.7 Delayed Adjustment. If at any time following the Closing Date or the Vacate Date, where applicable, the amount of an item listed in any Section of this Article 4 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing or Vacate Date, as applicable, or by reason of unbilled charges or misapplication of funds) by more than $1,000.00, the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such reasonable proof is delivered to the party from whom payment is requested on or before the end of the Survival Period (as hereinafter defined). The provisions of this Section 4.7 shall survive the Closing and not be merged therein.

ARTICLE 5 – CLOSING

          Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

5.1 Closing Date.

          (a) Scheduled Closing Date. Subject to Seller’s and Buyer’s rights to extend the Closing as provided in this Agreement, the Transaction shall close (the “Closing”) on the date which is thirty five (35) days following the execution of this Agreement unless such date is not a Business Day, in which event the Closing shall occur on the next Business Day thereafter (the “Scheduled Closing Date”).

          (b) Buyer’s Extension Option. Notwithstanding the provisions of Section 5(a), but subject to Section 5.1(d), Buyer shall have the one-time right to adjourn the Closing for up to ten (10) days from the Scheduled Closing Date or Seller’s Extended Closing Date (as hereinafter defined), as applicable, (such date being hereinafter referred to as the “Buyer’s Extended Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BUYER’S OBLIGATION TO CLOSE ON THE BUYER’S EXTENDED CLOSING DATE. In order to validly adjourn the Closing as aforesaid, Buyer must give notice to Seller of such adjournment not later than 4:00 p.m. New York, New York time, on the date that is two (2) Business Days prior to the Scheduled Closing Date, time being of the essence.

          (c) Seller’s Extension Option. Notwithstanding the provisions of Section 5(a), but subject to Section 5.1(d), Seller shall have the one-time right to adjourn the Closing for up to ten (10) days from the Scheduled Closing Date or Buyer’s Extended Closing Date, as applicable (the “Seller’s Extended Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SELLER”S OBLIGATION TO CLOSE ON THE SELLER’S EXTENDED CLOSING DATE. In order to validly adjourn the Closing as aforesaid, Seller must give notice to Buyer of such adjournment not later than 4:00 p.m. New York, New York time, on the date that is two (2) Business Days prior to the Scheduled Closing Date or the Buyer’s Extended Closing Date, as applicable, time being of the essence.

          (d) Acceleration of Closing Date. Notwithstanding the provisions of Section 5.1 to the contrary, Seller shall have the one-time right to accelerate the Scheduled Closing Date by providing Buyer with advance written notice by no later than 4:00 p.m. New York, New York, Tuesday, September 19, 2006 (the “Closing Acceleration Notice”) that the Closing shall take place on Friday, September 29, 2006 (the “Accelerated Closing Date”). In the event Seller provides Buyer with the Closing Acceleration Notice, the parties agree that TIME SHALL BE OF THE ESSENCE to close on the Accelerated Closing Date and the extension options in Sections 5.1(b) and (c) shall be null and void. In the event the Seller delivers a Closing Acceleration Notice and the Closing takes place on the Accelerated Closing Date the Purchase Price shall be reduced by Three Hundred Thirty Thousand and 00/100 ($330,000.00) Dollars.

          (e) Definition of Closing Date. For the purposes of this Agreement, the term “Closing Date” shall mean the Scheduled Closing Date, the Buyer’s Extended Closing Date, the Seller’s Extended Closing Date or the Accelerated Closing Date, as applicable.

5.2 Place of Closing. The Closing shall take place either at the offices of the Seller’s attorneys or in escrow through the Title Company and Buyer and Seller shall use reasonable efforts to conduct a “pre-closing” on the last Business Day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date.

5.3 Seller’s Closing Deliveries. On the Closing Date, Seller and Globix shall execute, acknowledge and deliver, (as appropriate), and/or shall cause to be delivered to Buyer or the Title Company, (as appropriate), the following:

          (a) Deed. Deed for the parcels (the “Parcel”) of Real Estate in recordable form in the form annexed hereto as Exhibit B, conveying to Buyer all of Seller’s right, title and interest in and to the Real Property, subject only to the Permitted Exceptions (“Deed”).

          (b) Bill of Sale. A bill of sale for the Parcel in the form annexed hereto as Exhibit C, conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property.

          (c) Assignment of Property Rights. An assignment and assumption of property rights in the form of Exhibit D annexed hereto (“Assignment of Property Rights”).

          (d) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit E annexed hereto, as required by Section 1445 of the Internal Revenue Code, from the Seller.

          (e) Commercial Tenant Documentation. Documentation, to the extent available including but not limited to Court Stipulations of Settlement and Warrants of Eviction to establish that the Real Property will be vacant and free from leases, tenancies and occupants by no later than May 31, 2007 (the “Vacate Date”).

          (f) Evidence of Authority. Documentation to establish to the Buyer’s and Title Company’s reasonable satisfaction the due authorization of Seller’s conveyance of the Real Property and Seller’s delivery of the documents required to be executed and/or delivered by Seller pursuant to this Agreement.

          (g) Property Documents. To the extent in the possession or control of Seller or the current manager of the Real Property, (i) all original (or, if unavailable, true and complete copies, certified as such by Seller, of) certificates, licenses, permits, authorizations and approvals issued for or with respect to the Real Property by any governmental authority having jurisdiction and all architectural drawings, plans and specifications solely pertaining to the Real Property; and (ii) all service contracts and all lease files located at the Real Property or at the office of Seller or Seller’s building manager (the items described in clauses (i) and (ii) being herein collectively called the “Property Documents”); it being expressly agreed that Seller shall have the right to retain copies of the Real Property Documents.

          (h) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction including a title affidavit in form and substance reasonably acceptable to Seller and the Title Company and, to the extent required to be signed by Seller, a Department of Housing Preservation and Development Preliminary Residential Property Transfer Form.

          (i) Keys and Original Documents. Keys to all locks on the Real Property (to the extent in Seller’s or Seller’s building manager’s possession) and originals or, if originals are not available, copies, of the Subleases and/or Remote Office Center Licenses affecting the Real Property on the Vacate Date.

          (j) Transfer Taxes. The New York City Department of Finance Real Property Transfer Tax Return (the “RPT Return”) and the New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (the “Form TP-584”) and the New York Real Property Transfer Report (the “Form RP-5217NYC”).

          (k) Closing Statement. The Closing Statement.

          (I) Master Lease. The Master Lease executed by Globix, as tenant.

          (m) Termination of Globix Lease. A written termination of the Globix Lease or other sufficient written proof reasonably acceptable to Buyer that the Globix Lease has been terminated.

5.4 Buyer’s Closing Deliveries. At the Closing, Buyer shall execute and/or deliver or cause to be executed and/or delivered to Seller, the following:

          (a) Balance. The Balance, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer under this Agreement at Closing.

          (b) The Assignment of Property Rights.

          (c) Evidence of Authority. Documentation to establish to the Title Company’s reasonable satisfaction of the due authorization of Buyer’s acquisition of the Real Property and Buyer’s delivery of the documents required to be executed and/or delivered by Buyer pursuant to this Agreement.

          (d) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

          (e) Transfer Taxes. The RPT Return, Form TP-584 and Form RP-5217NYC, duly completed and signed.

          (f) Closing Statement. The Closing Statement.

          (g) Master Lease. The Master Lease executed by Buyer, as landlord.

5.5 Mortgage.

          (a) No Financing Contingency. Buyer acknowledges and agrees that Buyer’s ability to obtain financing for the Transaction is in no way a condition to Buyer’s obligations under this Agreement.

          (b) Assignment of Existing Mortgage. As an accommodation to Buyer, Seller shall, promptly following the written request therefore by Buyer, and at Buyer’s sole cost and expense, request that its lender assign the existing first mortgage encumbering the Property to Buyer’s lender. Seller agrees to use commercially reasonable efforts to initiate the process of obtaining such lender’s consent to the assignment of the existing first mortgage. Seller will cooperate with Buyer in seeking such approval provided that Seller will not be required to incur any expense or liability in connection therewith or pay any other fees of any nature or type whatsoever, brokerage commissions in connection with any such assignment. Buyer shall promptly deliver to Seller copies of all submittals, applications, commitments or correspondence from Buyer to Seller’s lender, or received by Buyer from Seller’s lender, and shall otherwise keep Seller promptly informed as to the status of Buyer’s and Buyer’s lender’s efforts hereunder. Seller’s lender’s consent to the assignment of the mortgage shall not be a condition to Buyer’s obligation to close and perform its obligations under this Agreement.

5.6 Delivery. Effective upon delivery of the Deed, actual and exclusive possession (subject only to the Permitted Exceptions) and risk of loss to the Real Property shall pass from Seller to Buyer.

ARTICLE 6 – CONDITIONS TO CLOSING

6.1 Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

          (a) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

          (b) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed or delivered by Buyer set forth in Section 5.4 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

6.2 Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

          (a) Representations True. Subject to the provisions of the following sentence and of Section 7.3, all representations and warranties of Seller contained in Section 7.2(b) of this Agreement shall be true and correct in all respects on and as of the Closing Date, as if made on and as of such date. Notwithstanding the foregoing, the following changes to the representations and warranties of Seller which reflect changes in facts or circumstances between the Effective Date and the Closing Date shall be permitted: (1) any update to the representation in Section 7.2(b)(iv) hereof which concerns an action, suit, litigation, administrative or governmental or quasi-governmental investigation or proceeding which do not affect Buyer or the Real Property subsequent to the Closing (other than (I) lawsuits commenced by tenants, (II) environmental claims, or (III) condemnation proceedings, it being agreed that condemnation proceedings are more particularly addressed in Article 10 hereof); (2) any update to the representation in Section 7.2(b)(vii); (3) any update to the representations in Sections 7.2(b)(x) or (xi) which concerns a lease, sublease or occupancy agreement permitted to be made by Seller pursuant to the terms of this Agreement; and (4) any permitted agreement with respect to the Marco Polo Premises (any such change in facts or circumstances shall hereinafter be collectively referred to as “Permitted Changed Conditions” and each as a “Permitted Changed Condition”);

          (b) Title Conditions Satisfied. At the time of the Closing, title to the Real Property shall be as provided in Article 3 of this Agreement and the Title Company (or Royal, if applicable) shall be prepared, (subject to the payment of the policy premium and such other amounts as either Seller or Buyer has agreed to pay or for which either Seller or Buyer has agreed to be liable), to issue the Owner’s Title Policy as provided in Section 3.4.

          (c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 5.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

          (d) Delivery of Proof of Vacant Possession by Vacate Date. Seller shall use commercially reasonable efforts to deliver copies of the executed stipulations with each subtenant at the Real Property at Closing demonstrating that the Real Property will be vacant and free from leases, tenancies and occupants by no later than the Vacate Date. Notwithstanding any provision in this Agreement to the contrary, in the event that Seller is unable to deliver such proof at Closing demonstrating that the Real Property will be vacant and free from leases, tenancies and occupants by no later than the Vacate Date, then the Closing shall nevertheless occur as herein provided without any reduction of or credit against the Purchase Price; it being agreed that the remedies for Seller’s failure to deliver vacant possession of the Real Property on the Vacate Date are set forth in the Master Lease.

          (e) Environmental Conditions. Seller, at it sole cost and expense, shall use commercially reasonable efforts to (i) file with the New York State Department of Environmental Conservation (“DEC”) all necessary documentation demonstrating that the closed-in-place 10,000 gallon fuel oil underground storage tank located in the loading dock area of the Real Property (the “UST”) has been properly closed-in-place in accordance with all applicable DEC regulations and that no discharge of petroleum has occurred from the UST and (ii) cure and resolve in full any and all outstanding violations issued by the New York City Fire Department (“FDNY”), including, without limitation, the violations alleged in the Supplementary Information Form and Violation Order dated October 12, 2004 (a copy of which is attached hereto as Schedule 10, the “FDNY Violations”) (the foregoing known collectively as “Seller’s Environmental Work”). Seller shall use commercially reasonable efforts to provide Buyer with copies of (x) the documentation filed by Seller with the DEC in connection with clause (i) above, if any, and (y) the documentation, if any exists, issued by the FDNY demonstrating that the FDNY Violations (including payment of any penalties assessed thereon) have been cured and resolved to the satisfaction of the FDNY. Notwithstanding Seller’s commercially reasonable efforts set forth herein, in the event Seller is unable to complete Seller’s Environmental Work prior to the Closing, Buyer may undertake such Seller’s Environmental Work thereafter, and in such event the Closing shall still occur and Buyer shall be given a credit for its actual costs and expenses incurred in completing the above items, but in no event shall Seller be liable for any amount in excess of $25,000.00 (the “Seller’s Maximum Environmental Liability Cap”). The Seller shall reimburse the Buyer, up to the Seller’s Maximum Environmental Cap, for Buyer’s actual costs and expenses incurred in connection with the completion of the items set forth in subparagraph (i) and (ii) above upon Buyer’s presentation of true and complete copies of all paid invoices and receipts.

          (f) Buyer’s Environmental Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, demands, losses, obligations, liabilities, costs and expenses of any nature whatsoever arising out of or relating to any Environmental Conditions (as hereinafter defined) existing at the Property at any time before or after the Closing Date, directly or indirectly and in any manner or forum, by reason of or in connection with any use, generation, storage, release, discharge, disposal, or presence of any Hazardous Materials (as defined in the Master Lease) on, under, or about the Property or due to the escape, seepage, leakage, spillage, emission or release from the Property, at any time, of any Hazardous Materials or the violation of or failure to comply with any federal, state or local environmental law, ordinances or regulations now in effect or hereinafter enacted by Buyer or any predecessor in title to Seller at the Property (hereinafter “Environmental Indemnity Claim”). Buyer will assume and have the exclusive control over the defense, settlement, and final disposition of any Environmental lndemnity Claim covered by this Section 6.2(f), and Seller hereby agrees to reasonably cooperate with Buyer and irrevocably conveys to Buyer the exclusive authority and right to act on Seller’s behalf with respect to such Environmental lndemnity Claims subject to Buyer’s obligation to keep Seller promptly apprised of any Environmental lndemnity Claim against the Property and keep Seller continually informed as to the progress of resolving such Environmental lndemnity Claim. The term “Environmental Conditions” shall mean any contamination of the Property, including without limitation, the existence, at, on or under the Property, of any chemical substance, object, condition, material or waste that is or may be hazardous to human health or safety or the environment, due to its radioactivity, ignitability, corrosivity, flammability, infectiousness or other harmful properties, including all chemicals, substances and materials that are now or hereafter may be regulated in any manner classified as dangerous hazardous or toxic or which exposure is prohibited by federal, state or local environmental law, ordinances or regulations now in effect or hereinafter enacted or which requires remediation, reporting or other action under any applicable federal, state or local environmental laws, ordinances or regulations. The terms and conditions of this provision shall survive the Closing without limitation as to time.

6.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Buyer or Seller may elect in writing to waive the benefit of any such condition set forth in Section 6.1 or Section 6.2, respectively. By closing (unless otherwise specifically provided herein) the Transaction, Buyer and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 6.1 or Section 6.2, respectively. In the event any of the conditions set forth in Sections 6.1 or 6.2 are neither waived nor fulfilled, Buyer or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 9.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Representations. Buyer represents and warrants to Seller as follows:

      (a) Buyer’s Authorization. Buyer is duly organized (or formed), validly existing and in good standing under the laws of the State of Delaware, and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been or will be at Closing duly authorized by all requisite partnership or limited liability company action or corporate action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the agreement of partnership, the articles of organization and operating agreement, or articles of incorporation and by-laws of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

      (b) Disclaimer of Representations and Warranties. Buyer acknowledges that, except as expressly provided in this Agreement, Buyer has not been induced by and has not relied upon any promises, representations, warranties or statements, whether express or implied, oral or in writing, made by Seller or anyone acting for or on behalf of Seller concerning: (a) the physical aspect and condition of any portion of the Real Property; (b) the feasibility or desirability of the purchase of the Real Property; (c) the market status, projected income from or development expense of the Real Property; (d) the Real Property’s compliance or non-compliance with any requirements of laws; or (e) any other matter whatsoever with respect to the Real Property (except as contained herein), express or implied, including, by way of description but not limitation, those of fitness for a particular purpose, tenantability, habitability and use; and that all matters concerning the Real Property are to be independently verified by Buyer. Buyer acknowledges that except as otherwise expressly provided in Section 8.1(j), Article 10 and Article 11 of this Agreement, it is purchasing the Real Property in its currently existing physical condition and in its currently existing state of repair.

7.2 Seller’s Representations.

      (a) Seller’s Authorization. Seller represents and warrants to Buyer as follows: Seller is (a) duly organized (or formed), validly existing and in good standing under the laws of its State of organization, (b) authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite corporate action on the part of Seller and are the valid and legally binding obligation of Seller enforceable in accordance with their respective terms.

      (b) Seller’s Representations Regarding the Real Property. Seller represents and warrants to Buyer the following:

                    (i) Seller is not a “foreign person” (as defined in the Internal Revenue Code).

                    (ii) At Closing, there will be no persons employed by Seller in connection with the operation or maintenance of the Real Property. No employees of

Seller or Globix (to the extent located on the Real Property) are a party to any union or collective bargaining agreement affecting the Real Property.

                    (iii) Seller is the sole owner of the Real Property.

                    (iv) To the best of Seller’s knowledge but without an independent investigation, there is no action, suit, litigation, administrative or governmental or quasi-governmental investigation or proceeding pending (and Seller has not received notice of same) against or relating to Seller or the Real Property except for following pending matter: Globix Corporation v. Fine Point Technologies, Inc. in the Civil Court of the City of New York bearing index number L &T 89067/06.

                    (v) Schedule 6 contains a true and complete list of all Service Contracts affecting the Real Property and copies of all such Service Contracts have previously been delivered to Buyer.

                    (vi) Seller has not presented an offering plan to any tenants or to the New York State Attorney General to convert the Real Property to either a cooperative or condominium form of ownership.

                    (vii) Schedule 7 contains a true and complete list of the completed environmental reports affecting the Real Property (except for the Fleming Lee Shue Letter set forth in Schedule 11), and a copy of such report has previously been delivered to Buyer. Buyer acknowledges receipt of such environmental report and understands and acknowledges that, except as set forth in Section 6.2(e) of this Agreement, Seller shall not be responsible to perform any further environmental testing at the Real Property or any environmental remediation at the Real Property since Buyer is purchasing the Real Property in its current “as is” condition in accordance with Article 8.1 (c).

                    (viii) Except as set forth on Schedule 2 attached hereto and a part hereof, Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Real Property.

                    (ix) There are no brokerage obligations or liabilities with respect to the Globix Lease the Subleases or the Remote Office Center Licenses.

                    (x) The Globix Lease and the Subleases and Remote Office Center Licenses (as hereinafter defined) are the only leases or occupancy agreement effecting Seller or any owner of the Real Property, and except for the Globix Lease and the Subleases and Remote Office Center Licenses, there are no other leases, tenancies or other occupancy agreements affecting any portion of the Real Property.

                    (xi) Schedule 9 contains a true and complete list of all subleases (the “Subleases”) and all remote office center licenses to use and fitness center use agreements (collectively, the “Remote Office Center Licenses”), including all amendments and modifications thereto.

                    (xii) The only agreements that Seller is a party to or has consented to in effect with respect to the rentable portion of the eighth floor of the building (the “Marco Polo Premises”) is that certain Lease Agreement, dated November 26, 2003 (the “Marco Polo Sublease”), between Globix, as landlord, and Marco Polo Network Inc. (“Marco Polo”), as tenant, which Marco Polo Sublease has not been amended or modified, and a certain Letter Agreement dated as of September 8, 2006 between Globix and Marco Polo. As of the date hereof, Seller has not received any notice of any subleases in the Marco Polo Premises.

          (c) Survival. All of the representations and warranties of Seller and Buyer set forth herein and elsewhere in this Agreement shall be true upon the execution of this and, subject to the Permitted Changed Conditions, shall be true and correct in all material respects and as of the Closing Date, and shall survive the Closing for a period of ninety (90) days following the Vacate Date (the period between the Closing and such later date known as the “Survival Period”).

7.3 General Provisions.

          (a) Notice of Breach; Seller’s Right to Cure. If at or prior to the Closing, Buyer learns that any of the representations or warranties made herein by Seller are untrue, Buyer shall give Seller prompt written notice thereof after obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall use commercially reasonable efforts to cure the event giving rise to such misrepresentation or breach (other than a Permitted Changed Condition) and shall be entitled to reasonable adjournments of the Closing (not to exceed sixty (60) days in the aggregate for all such adjournments) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach (other than a Permitted Changed Condition), then Buyer, as its sole remedy for any and all such materially untrue representation or warranty that is not a Permitted Changed Condition, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the Transaction without any reduction of or credit against the Purchase Price (except as hereinafter provided), or (b) to terminate this Agreement by written notice given to Seller, in which event this Agreement shall be terminated, the Deposit and all interest accrued thereon shall be returned to Buyer, and thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such representation or warranty other than a Permitted Changed Condition is untrue, but is not untrue in any material respect, Buyer shall be deemed to have waived such misrepresentation or breach of warranty, and Buyer shall nevertheless consummate the Transaction. The untruth of a representation or warranty (other than a Permitted Changed Condition) shall be deemed material only if (x) Buyer’s aggregate damages resulting from the untruth of any of the representations or warranties are reasonably estimated by Buyer to exceed Two Hundred Thousand Dollars ($200,000.00), or (y) such untruth relates to the representations set forth in Sections 7.2(b)(x) through (xii) of this Agreement (other than the Permitted Changed Conditions). In the event that Seller breaches any representation set forth in Section 7.2(b) of this Agreement (other than the Permitted Changed Conditions) and such breach is not deemed to be “material”, then Buyer shall receive a credit at Closing equal to Buyer’s aggregate damages resulting from the untruth of any such representation or warranty.

          (b) In the event of a breach of any of the representations or warranties set forth in Article 7.2 (b) of this Agreement asserted by Buyer prior to the expiration of the Survival Period; and/or any claims made by a tenant of the Real Property made between the Effective Date and Closing asserting a claim for damages against Buyer and/or the Real Property (hereinafter, “Tenant Claims”), Globix agrees to pay to Buyer any actual damages that Buyer incurs as a result thereof, as additional rent (as such term is used in the Master Lease) under the Master Lease; provided, however that Globix’s maximum liability for the representations set forth in Article 7.2 (b) hereof shall not exceed the sum of $1,000,000.00 (except that there shall be no such limit with respect to the representations in 7.2(b)(x) through (xii)). This provision shall survive Closing. In the event a lawsuit is commenced by a tenant in connection with any such Tenant Claims, Globix hereby agrees to indemnify Buyer with respect to all such Tenant Claims and will assume and have the exclusive control over the defense, settlement, and final disposition of any Tenant Claims covered by this Section 7.3 (b) (subject to Buyer’s reasonable approval of counsel selected to defend same appointed by Seller and/or Globix), and Buyer hereby agrees to reasonably cooperate with Globix (at Globix or Seller’s sole cost and expense) and irrevocably conveys to Globix the exclusive authority and right to act on Buyer’s behalf with respect to such Tenant Claims subject to Globix’s obligation to (i) keep Buyer promptly apprised of any Tenant Claims, (ii) obtain Buyer’s reasonable consent to any settlement of any such Tenant Claim, and (iii) keep Buyer continually informed as to the progress of resolving such Tenant Claims. This provision shall survive Closing. Notwithstanding the foregoing, in the event that the relief awarded to a tenant pursuant to a Tenant Claim affects the Real Property in any manner, then the approval of such settlement or resolution of such Tenant Claim shall require the consent of Buyer, such consent to be held in Buyer’s sole discretion.

          (c) Definition of “Seller’s Knowledge”. All references in this Agreement to “Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of employees or principals of Seller or employees involved with and responsible for this Transaction or responsible for the operations of the Real Property (individually and collectively, the “Designated Representatives”), and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller, its partners, members, or any affiliate thereof or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any representations or warranties made herein.

          (d) Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that Seller shall have no liability and Buyer shall not be entitled to bring any action after the Closing Date with respect to any representation or warranty made by Seller in Section 7.2 to the extent that, prior to Closing, Buyer shall have or shall obtain actual knowledge (and not merely any implied, imputed or constructive knowledge) of any information that was contradictory to such representation or warranty.

ARTICLE 8 – COVENANTS

8.1 Buyer’s Covenants. Buyer hereby covenants as follows:

          (a) Intentionally Omitted.

          (b) No Effect on Buyer’s Obligations. Buyer further acknowledges that except as expressly provided in this Agreement, Buyer’s covenants, agreements, and obligations under this Agreement shall not be excused or modified by: (i) the business or financial condition, or any bankruptcy or insolvency of any tenant of the Real Property, (ii) the physical condition of the Improvements or Personal Property, or its fitness, merchantability or suitability for any use or purpose, (iii) the Subleases, rents, income or expenses of the Real Property, (iv) the compliance or non-compliance with any laws, codes, ordinances rules or regulations of any Governmental Authority and any violations thereof existing or subsequently imposed, (v) the environmental condition of the Real Property or the Real Property’s compliance or non-compliance with any laws, codes, ordinances, rules or regulations of any Governmental Authority relating to the presence, use, storage, handling or removal of any hazardous substances, (vi) the current or future use of the Real Property, including, but not limited to, the Real Property’s use for commercial, retail, industrial or other purposes, (vii) the current or future real estate tax liability, assessment or valuation of the Real Property, (viii) the availability or non-availability of any benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment or other benefits or any kind, (ix) the availability or unavailability of any licenses, permits, approvals or certificates which may be required in connection with the operation of the Real Property (x) the compliance or non-compliance of the Real Property, in its current zoning or a variance with respect to the Real Property’s non-compliance, if any, with any zoning ordinances, except as herein specifically set forth, or (xi) the conformity of the use of the Real Property with any certificate of occupancy.

          (c) No Other Representations. Buyer hereby expressly acknowledges that except as expressly provided in this Agreement, Buyer has not been induced by or relied upon any representation, warranty, promise or statement, express or implied, oral or written, made by Seller or anyone acting for or on behalf of Seller concerning any of the following: (a) the physical aspect and condition of any portion of the Real Property; (b) the feasibility or desirability of the purchase of the Real Property; (c) the market status, projected income from or development expense for the Real Property; (d) the Real Property’s compliance with any laws and regulations; or (e) any other matter whatsoever with respect to the Real Property (except as contained herein), express or implied, including, by way of description, but not limitation, those of fitness for a particular purpose, tenantability, habitability and use; and that all matters concerning the Real Property have been independently verified by Buyer. BUYER ACKNOWLEDGES AND AGREES TO TAKE THE REAL PROPERTY “AS IS,”, SUBJECT TO THE MASTER LEASE, SUBLEASES AND THE REMOTE OFFICE CENTER LICENSES, IN

ITS CURRENTLY EXISTING PHYSICAL CONDITION AND STATE OF REPAIR, SUBJECT TO ORDINARY USE, WEAR, TEAR, AND NATURAL DETERIORATION BETWEEN THE DATE HEREOF AND CLOSING, AND SUBJECT TO CASUALTY AND CONDEMNATION AS MORE PARTICULARLY SET FORTH IN ARTICLE 10 AND ARTICLE 11 HEREOF.

          (d) Outside Representations. Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate “set-ups,” offering memorandum or information pertaining to the Real Property or its physical conditions, layout, Subleases, footage, rents, income, expenses, operation or any other matter or thing furnished by any agent, employee, servant, or any other person, unless specifically set forth in this Agreement. Buyer hereby waives, to the extent permitted by law, any and all implied warranties.

          (e) Intentionally Omitted.

          (f) Confidentiality. Buyer acknowledges that all information regarding the Real Property furnished (or to be furnished) to or obtained by Buyer is and has been so furnished or obtained on the following conditions:

                    (i) Buyer shall use the information solely for purposes of evaluating the Real Property and consummating the Transaction; and

                    (ii) Buyer shall, subject to the terms of Section 8(g), use commercially reasonable efforts to maintain the confidentiality of such information.

          (g) Limited Disclosure. Buyer shall, and shall cause its members, directors, officers and other personnel, and its agents, employees, and representatives, to hold in strict confidence and not disclose to any other party without the prior written consent of Seller, any of the information regarding the Real Property delivered, provided or furnished to Buyer or any of its agents, representatives or employees. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information only: (i) on a “need-to-know” basis to its employees, members or professional firms serving it in connection with this Transaction, or to any potential lenders or investors, but Buyer shall instruct such parties in writing to hold all such information in strict confidence, and not disclose such information to any other party (without the prior written consent of Seller); (ii) to any other party, subject to Seller’s consent, which consent shall not be unreasonably withheld or delayed; and (iii) to any court or governmental agency or other party if such court or agency required such disclosure in order for Buyer to comply with applicable laws or regulations. The parties acknowledge and agree that the foregoing restrictions on disclosure shall not apply to any information that is already within the public domain or is otherwise made publicly available.

          (h) Return of Information. In the event the Closing does not occur for any reason and this Agreement is terminated, Buyer shall promptly return to Seller all copies of all such information without retaining any copy thereof, except such as must be retained by any professionals to whom such information was disclosed in accordance with this Article 8 in order to comply with their professional obligations. Buyer may also disclose the terms of this Agreement to any other party approved by Seller, as long as prior to such disclosure such party agrees to be bound by the provisions of this Article 8 by an instrument reasonably acceptable to Seller in form and content.

          (i) Survival. The provisions of Sections 8.1(f), (g) and (h) shall terminate at the Closing provided, however, that if the Closing does not occur, the provisions of such Sections shall survive the termination of this Agreement.

          (j) Violations. Subject to the terms of Sections 3.2 and 6.2 (e) above, Buyer agrees to purchase the Real Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any Governmental Authority having jurisdiction over the Real Property, or any non-monetary lien imposed in connection with any of the foregoing, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Real Property (collectively “Violations”). Subject to Sections 3.2 and 6.2 (e), Seller shall have no duty to pay any fines, remove or comply with or repair any Violations, and Buyer shall accept the Real Property subject to all Violations and any governmental claims arising from the existence of Violations, in each case without any abatement of or credit against the Purchase Price.

8.2 Seller’s Covenants. Seller hereby covenants as follows:

          (a) Service Contracts. Seller agrees not to enter into any contracts or extensions or modifications thereof, for the supply of services, maintenance and utilities, affecting the operation of the Real Property (the “Service Contracts”), which are not cancelable on thirty (30) days notice without penalty.

          (b) Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 10 or Article 11 hereof, Seller shall maintain and keep the Real Property in a condition at least as good as its current condition, reasonable wear and tear excepted through the Closing (but subject to the requirements set forth in the Master Lease); provided, however, that Seller shall have no obligation to perform extraordinary maintenance programs, extraordinary repairs or perform any capital improvement projects in excess of $25,000.00 (unless Seller is required in order to comply with laws or regulations arising from Seller’s or Globix’s particular use or manner of use of the Real Property or their applicable alterations at the Real Property).

          (c) Insurance. Between the date hereof and the Closing Date, Seller shall maintain casualty and liability insurance in customary amounts and Seller shall maintain any other insurance customarily maintained for properties of the nature of the Real Property.

          (d) Liens and Encumbrances. Seller shall not voluntarily subject the Real Property to any additional liens, encumbrances, covenants or easements.

          (e) Leases. Seller may enter into any new sublease, license or lease for all or any portion of the Real Property with any entity that Seller and/or Globix or its subsidiaries transfers any of its shares to, merges with, or transfers any or all of its assets to, so long as any such agreement terminates prior to the Vacate Date. Globix agrees to not enter into any additional subleases or modifications or extensions of the existing Subleases or to assign the Globix Lease (although the foregoing shall not be deemed to prevent Globix from assigning or subletting its interest in the Globix Lease to any entity that Seller and/or Globix or its subsidiaries transfers any of its shares to, merges with, or transfers any or all of its assets to, so long as any such agreement terminates prior to the Vacate Date).

          (f) No Employment Contracts. Seller will not retain any employees or enter into any employment contract which shall be binding upon Buyer after Closing in respect of the Real Property without the prior written consent of Buyer. Seller will terminate all employees and any employment contract at or prior to Closing. Seller shall indemnify Buyer for any claim related to any employment contract in respect of the Real Property. This Section 8.2(f) shall survive the Closing for the Survival Period.

          (g) No Marketing of Real Property. (i) Seller shall terminate all negotiations with any other parties concerning the Real Property, and (ii) Seller shall not show or otherwise offer for sale the Real Property.

          (h) Make Records Available. Seller shall make available to Buyer all historical expense records, statements and accounts, to the extent they exist or are in Seller’s possession, bearing on or relating to the Real Property for the last three (3) years.

8.3 Mutual Covenants.

          (a) Publicity. Seller and Buyer each hereby covenant that prior to the Closing Date neither Seller nor Buyer shall issue any press release or public statement (a “Release”) with respect to the Transaction without the prior consent of the other, except to the extent required by law. If either Seller or Buyer is required by law to issue a Release, such party shall, at least five (5) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Notwithstanding the foregoing, promptly following the Closing, Seller shall be permitted to issue the press release attached hereto as Schedule 12.

          (b) Broker. Seller and Buyer expressly acknowledge that GVA Williams (“Broker”) has acted as the broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker, finder or similar person or entity in connection with the Transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this Section. This indemnity shall survive the Closing without limitation as to time.

          (c) Tax Contests; Tax Refunds and Credits.  Schedule 2 annexed hereto identifies all outstanding tax certiorari proceedings commenced by Seller with respect to the Real Property. Seller shall have the right to continue and control the progress of and to make all decisions with respect to any contest of the real estate taxes for the

Property due and payable for the fiscal year in which the Closing occurs and all prior fiscal years except that any settlement, withdrawal or compromise of any proceeding contesting real estate taxes for the fiscal year in which the Closing occurs shall be subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall have the right to control the progress of and to make all decisions with respect to any contest of the real estate taxes for the Property due and payable for any fiscal year subsequent to the fiscal year in which the Closing occurs. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Subleases, net of remittance to Buyer, from such amounts, of any outstanding rent and any other charges payable under the applicable Sublease(s) due and payable to Buyer from said tenant(s); and third, to be apportioned between Buyer and Seller as follows:

                    (i) with respect to any refunds or credits representing the City of New York’s (the “City”) recalculation of the real property taxes due and payable in the fiscal tax year in which the Closing occurs, such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such fiscal year that each party owned the Property (with title to the Property being deemed to have passed as of the Closing Adjustment Date);

                    (ii) with respect to any refunds or credits representing the City’s recalculation of the real property taxes due and payable in any period prior to the fiscal tax year in which the Closing occurs, Seller shall be entitled to the entire refunds, in cash, when received by Buyer, and with respect to any credits due Seller pursuant to this Section 8.3(c)(ii), Buyer shall pay to Seller, in cash, the amount of such credits as, when and to the extent Buyer receives credits that the City has applied to current taxes payable by Buyer; and

                    (iii) with respect to any refunds or credits attributable to real estate and representing the City’s recalculation of the real property taxes due and payable in any period after the fiscal tax year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

          (d) Service Contracts. Seller shall terminate at Closing, at its sole cost and expense, all Service Contracts and management agreements affecting the Real Property other than as otherwise permitted pursuant to the terms of the Master Lease. Notwithstanding the foregoing, Seller further agrees that on or prior to the Vacate Date it shall terminate all Service Contracts currently then in effect. The provisions of this Section 8.3(d) shall survive until the expiration of the Survival Period.

8.4 Access to Property.

          (a) At all reasonable times during Business Hours (as hereinafter defined) and from time to time prior to the Closing on at least forty-eight (48) hours prior notice, which notice may be written or electronic, Buyer, its lenders, representatives or agents, shall, subject to the rights of subtenants under their Subleases, have the right to enter upon Real Property and to conduct testing thereon for the purposes set forth herein provided a representative of Seller is present. The term “Business Hours” shall mean 9:00 a.m. until 5:00 p.m. on Business Days.

          (b) Buyer shall indemnify, defend, protect and hold Seller and the partners, members, agents and employees of Seller harmless from and against any and all loss, cost, expense or liability, including reasonable attorneys’ fees and litigation expenses, which any indemnified party shall incur as a result of or otherwise in connection with any entry by Buyer or its agents or employees on the Real Property, any breach of Buyer’s obligations under this Section 8.4 or any other matter arising from Buyer’s access to the Real Property pursuant to this Section. Prior to Buyer or its agents or employees entering the Real Property, Buyer shall (i) obtain comprehensive general liability insurance (including an endorsement for Worker’s Compensation) on an occurrence basis with a combined single limit of not less than $2,000,000.00, naming Seller and its principals, Globix and any mortgagee as additional insureds, and otherwise on terms reasonably satisfactory to Seller, covering any loss, damage or accident arising in connection with the activities or presence of Buyer or its agents or employees at the Real Property, and (ii) deliver a certificate of insurance verifying such coverage to Seller. Buyer, at its sole cost and expense, shall immediately repair any damage cause by any inspections or testing in or about the Real Property. This indemnity shall survive the termination of this Agreement and shall survive the Closing without limitation as to time.

ARTICLE 9 – DEFAULT

9.1 Buyer’s Default. If the Closing fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in accordance with this Agreement, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the default and, provided the Buyer is willing to close, proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled, as its sole right and remedy, to the Deposit and any accrued interest thereon as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. However, notwithstanding anything to the contrary contained in this Section 9.1, in the event that Buyer does not close and discharge its obligations under this Agreement on or before the Closing Date and objects to the Seller’s request for the release of the Deposits and subsequently files a lis pendens against the Property; or declares bankruptcy in a court of competent jurisdiction and Seller prevails in such litigation, Seller shall be entitled to recover from Buyer damages it suffers, in an amount not greater than $6,000,000.00, as a result of Buyer’s failure to close. Buyer’s liability hereunder is intended to be in addition to the Buyer’s forfeiture of the Deposit and is not intended to be construed as, or intended to be an offset of or reduction against the Deposit. Nothing contained in this Section 9.1 shall limit or restrict the Seller’s or Buyer’s rights under this Agreement.

9.2 Seller’s Default. If the Closing fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in accordance with this Agreement, Buyer shall have the right, to elect, any one of the following remedies: (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit and any accrued interest thereon shall be returned to Buyer, and Buyer shall also be entitled to be reimbursed by Seller for all of Buyer’s reasonable out-of-pocket expenses actually incurred by Buyer in connection with this Agreement, provided, however, that such expenses shall not exceed $150,000.00, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement.

ARTICLE 10 – CONDEMNATION

10.1 Condemnation.

          (a) Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Real Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Buyer may notify Seller in writing of such fact promptly after obtaining knowledge thereof, and Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than twenty (20) days after the delivery of initial notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for the terminating party to make such election. For purposes hereof, a “significant portion” of the Real Property shall mean any portion of the Real Property that is in excess of ten percent (10%) of the square footage of the Real Property. If a party elects to terminate this Agreement as aforesaid, the provisions of Section 11.3 shall apply.

          (b) Assignment of Proceeds. If (a) Buyer elects not to terminate this Agreement as aforesaid if all or any significant portion of the Real Property is taken, or if (b) a portion of the Real Property not constituting a significant portion of the Real Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all costs and expenses, including reasonable attorneys’ fees and costs, actually incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) all of the right, title and interest of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Real Property or such portion thereof. Adjustment of any condemnation claim to be paid prior to the Closing shall not be settled without Buyer’s consent, not to be unreasonably withheld or delayed.

ARTICLE 11 – DESTRUCTION OR DAMAGE

11.1 Destruction or Damage. If on or prior to the date set for Closing (a) there is a total destruction by fire or other casualty of the Real Property or (b) a portion of the Real Property is destroyed by fire or other casualty, and the estimated cost of repair or restoration exceeds $1,500,000.00, then, in either event, Buyer shall have the option of canceling this Agreement within ten (10) days after the occurrence of the fire or other casualty, in which event, the Deposit shall be returned to Purchaser along with any interest accrued thereon and this Agreement shall be deemed canceled and of no force and effect and neither party shall have any further rights or liabilities against or to the other, except those which expressly survive the termination hereof. Notwithstanding the foregoing in the event that the cost of repair or restoration is $1,500,000.00 or less, then Purchaser and Seller shall consummate the transaction contemplated by this Agreement without any reduction or abatement in the Purchase Price and Seller, upon the Closing, shall assign to the Purchaser all of its rights in and to any insurance proceeds (plus credit for any deductible) in connection with such fire or casualty. Seller will execute and deliver to Purchaser on the Closing all proper instruments for the assignment of all Seller’s right, title and interest in and to such proceeds or awards.

11.2 Insurance. Seller shall maintain the Real Property insurance coverage currently in effect through the Closing Date.

11.3 Effect of Termination. If this Agreement is terminated pursuant to Sections 10.1 or 11.1, the Deposit and all interest earned thereon shall be refunded to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any Section herein which expressly provides that it shall survive the termination of this Agreement.

11.4 Waiver. The provisions of Article 10 and this Article 11 supersede the provision of any applicable law with respect to the subject matter of Article 10 and this Article 11 and are intended to be express provisions to the contrary within the meaning of Section 5-1311 of the General Obligations Law of the State of New York.

ARTICLE 12 – LEASING MATTERS

12.1 Commercial Leases. After the execution of this Agreement, Seller shall not, so long as Buyer is not in default of its obligation to close pursuant to the terms of this Agreement, without Buyer’s prior written consent in each instance, enter into any new lease, sublease, remote office center licenses or license for commercial space in the Real Property or renew, extend or amend any existing Sublease. Notwithstanding anything to the contrary herein and supplementing the terms of Article 12.4, Seller may prior to Closing terminate any and all Subleases and remote office center licenses currently in effect on the Real Property without the consent of the Purchaser; and enter into any occupancy agreement, assignment or sublease as permitted under Article 8.2 (e) hereof.

12.2 Intentionally Omitted.

12.3 Intentionally Omitted.

12.4 Lease Termination; Vacancy; L&T Litigation.

          (a) Lease Termination. The termination of any Sublease or Remote Office Center Licenses by a tenant prior to the Closing shall not affect the obligations of Buyer under this Agreement or entitle Buyer to an abatement of or credit against the Balance, or give rise to any other claim on the part of Buyer, provided however that the occurrence of such event shall not relieve the Seller from the performance of any of its obligations contained in this Agreement.

          (b) Vacancy. If any space in the Property is vacant on the Closing Date, Buyer shall accept the Property subject to such vacancy.

ARTICLE 13 – ESCROW

13.1 Escrow Provisions.

          (a) The Deposit shall be held in escrow by Escrow Agent upon the following terms and conditions:

                    (i) Escrow Agent shall deposit the Deposit in an interest bearing savings or money-market account;

                    (ii) Except as otherwise expressly provided in this Agreement, Escrow Agent shall deliver to Seller the Deposit together with all interest thereon, if any, at and upon the Closing, provided, however, Buyer shall receive a credit at Closing in an amount equal to the interest earned on the Deposit;

                    (iii) If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller or Buyer, as the case may be, in accordance with the provisions of this Agreement.

                    (iv) For this purpose, Seller and Buyer have each provided and hereby represent that the tax identification numbers set forth against their names in this paragraph are true and correct and may be relied upon by the Escrow Agent. Interest earned on the Deposit will not be disbursed to any party unless IRS Form W-9 is executed and delivered to Escrow Agent.

                    Seller’s Tax ID No. 13-4029024

                    Purchaser’s Tax ID No. 20-4522205

           (b) Seller and Buyer hereby agree that:

                    (i) The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except to the extent of any liability which occurs as a result of its willful misconduct or gross negligence;

                    (ii) Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;

                    (iii) In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the parties or their successors;

                    (iv) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

                    (v) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by it, Seller and Buyer;

                    (vi) Seller and Buyer shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred by Escrow Agent in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement except to the extent such loss, liability, costs and expenses result from the gross negligence or willful misconduct of Escrow Agent;

                    (vii) Seller and Buyer each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

                    (viii) The tax identification numbers of Seller and Buyer are set forth above.

          (c) Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom such Deposit is to be delivered, Escrow Agent shall not make any delivery, but in such event Escrow Agent shall hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization Escrow Agent shall hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata. between Seller and Purchaser, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

          (d) Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the check for the Deposit (subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

          (e) Notwithstanding anything to the contrary contained in this paragraph, if a dispute arises between the parties hereunder, Belkin Burden Wenig & Goldman, LLP, may continue to act as counsel to Seller regardless of its status as Escrow Agent.

ARTICLE 14 – MISCELLANEOUS

14.1 Buyer’s Assignment. Buyer shall not assign this Agreement, its rights hereunder or any ownership interest in Buyer to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any, such assignment shall be null and void; provided, however, that Buyer shall have the right to assign this Agreement without Seller’s consent to a corporation, partnership, limited liability company, or other entity that is directly or indirectly controlled by (a) Angelo, Gordon & Co., L.P., affiliates of Angelo, Gordon & Co., L.P. or funds managed by Angelo, Gordon & Co., L.P. or its affiliates, (b) Young Woo & Associates, LLC, or (c) any combination of (a) or (b). For purposes of this Section 14.1, the term “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such assignee. Buyer shall give written notice of any such assignment to Seller at least ten (10) Business Days prior to Closing together with such assignee’s EIN number. No such assignment shall be effective unless and until the assignee assumes in writing, for Seller’s benefit, all liabilities of Buyer under this Agreement and a counterpart of such assignment and assumption is delivered to Seller. This Agreement is made for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns; no third party is intended to have or shall have any rights under this Agreement.

14.2 Sales Tax. Although it is not anticipated that any sales tax shall be due and payable, Seller agrees that Seller shall pay any sales tax assessed in connection with the sale of the Real Property to Buyer and save, defend, indemnify and hold Buyer harmless from and against any and all liability for any sales tax which may now or hereafter be imposed upon Buyer or the Real Property with respect to the sale of any Personal Property. The provisions of this Section shall survive the Closing.

14.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed by and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4 Agreement Concerning Purchase Price. The Buyer and Seller agree that the fair market value of the Real Property, as negotiated at arm’s length between Buyer and Seller, is Fifty-Five Million and 00/100 Dollars ($55,000,000.00). Nevertheless, since certain principals of the Buyer have an interest in the sale proceeds pursuant to a certain Purchase Agreement dated June 2, 1998 between Seller and Young Woo, individually and as nominee (the “Woo Proceeds Interest”), the Purchase Price has

been reduced by Three Million One Hundred Sixty-Two Thousand Five Hundred and 00/100 Dollars ($3,162,500.00) to reflect the Woo Proceeds Interest. Upon the closing of the sale of the Real Property pursuant to this Agreement, no other payment shall be made to Buyer on account of the Woo Proceeds Interest.

14.5 Integration; Waiver. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and, except as otherwise agreed to in writing, all prior agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles.

14.7 Captions Not Binding; Schedules and Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.8 Binding Effect. This Agreement does not constitute an offer to sell and shall not bind Seller unless and until Seller, in Seller’s sole and unreviewable absolute discretion, elects to be bound hereby by executing and unconditionally delivering to Buyer an original or an original counterpart hereof. This Agreement may be executed in one or more counterparts. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.9 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.10 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made (i) at the time and on the date when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or (ii) three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below or (iii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission). Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. Notices may be given by attorneys for either party on behalf of such party.

IF TO BUYER:

Angelo Gordon Real Estate Funds Inc.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, New York 10167
Attention: Adam Schwartz
Facsimile 212-867-5436

With a copy to:

Young Woo & Associates, LLC
141 Fifth Avenue
12th Floor
New York, New York 10010
Attention: Young Woo
Facsimile: (212) 477-2828

With an additional copy to:

Duval & Stachenfeld LLP
300 East 42nd Street, 3rd Floor
New York, New York 10017
Attention: Terri L. Adler, Esq.
Facsimile: 212 883-8883

IF TO SELLER:

ATC Merger Corp.
c/o Globix Corp.
139 Centre Street
New York, New York 10013
Attention: Gene M. Bauer, Senior Vice President, General Counsel and Secretary
Facsimile: (212) 625-7725 and (508) 616-7888

COPY TO:

Belkin Burden Wenig & Goldman, LLP
270 Madison Avenue
New York, NY 10016
Attention: Daniel T. Altman, Esq.
Facsimile: (212) 297-1859

14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.12 No Recordation. Except as otherwise provided in this Agreement, Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.

14.13 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party. The provisions of this Section 14.13 shall survive the Closing.

14.14 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

14.15 Like-Kind Exchange.

          (a) At Seller’s request, Buyer agrees to cooperate reasonably with Seller in effecting an exchange transaction which includes the Real Property, pursuant to Section 1031 of the United States Internal Revenue Code, provided that any such exchange transaction, and the related documentation, shall: (a) be at the sole cost and expense of Seller, (b) not delay the Closing of the Transaction, (c) not otherwise be contrary to or inconsistent with the terms of this Agreement and (d) not obligate Buyer to accept title to any other property other than the Real Property being conveyed pursuant to this Agreement. The obligations of Seller and Buyer under this Section 14.15(a) shall survive the Closing and shall not be merged therein.

          (b) At Buyer’s request, Seller agrees to cooperate reasonably with Buyer in effecting an exchange transaction which includes the Real Property, pursuant to Section 1031 of the United States Internal Revenue Code, provided that any such exchange transaction, and the related documentation, shall: (a) be at the sole cost and expense of Buyer, (b) not delay the Closing of the Transaction; (c)) not otherwise be contrary to or inconsistent with the terms of this Agreement. The obligations of Seller and Buyer under this Section 14.15(b) shall survive the Closing and shall not be merged therein.

14.16 Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any Federal, or State of New York holiday. If any period provided for herein should expire on a non-Business Day, then such period shall be extended to the next Business Day.

14.17 Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement or the Real Property (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the state and federal courts located in the state where the

Real Property is located and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

14.18 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF BUYËR AND SELLER HEREUNDER.

14.19 Litigation Fees. In the event that any litigation arises under this Agreement, the prevailing party, (which term shall mean the party which obtains substantially all of the relief sought by such party), shall be entitled to recover, as a part of its judgment, reasonable attorney’s fees. This provision shall survive the Closing or termination of this Agreement.

14.20 Globix Lease; Master Lease.

          (a) Globix Lease. Seller has provided Buyer with a copy of the lease between Seller, as landlord and Globix Corporation, as tenant dated as of January 1, 2000 (“Globix Lease”) leasing the entire Improvements to Globix.

          (b) Master Lease. The parties acknowledge and agree that at Closing, Buyer and Globix shall enter into a master lease in the form of attached hereto as Schedule 8 (the “Master Lease”) pursuant to which, among other things, Buyer shall lease the Improvements to Globix from and after the Closing Date until the Vacate Date (“Master Lease”).

14.21 Buyer Filings

The parties acknowledge and agree that at any time prior to Closing, Buyer shall have the right, without Seller’s consent, to file any and all applications, documents, agreements, instruments or certificates that are required by the applicable governmental authority in connection with Buyer’s CPS-1 application and any matter related thereto; provided, however, that such filing(s) shall (x) be at Buyer’s sole cost and expense and (y) not bind Seller or the Real Property (prior to Closing) in any manner. Buyer agrees to withdraw promptly any and all applications, documents, agreements, instruments or certificates made in connection with Buyer’s CPS-1 application, in the event that the Closing does not occur in accordance with Article 5. Buyer agrees to indemnify and hold Seller harmless from any and all costs and expenses associated with Buyer’s failure to withdraw Buyer’s CPS-1 application.

[Signature page to follow.]

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

ATC MERGER CORP.,
a New York corporation

By:

Name:
Title:

BUYER:

ANGELO GORDON REAL ESTATE INC.,
a Delaware corporation

By:

Name:
Title:

The undersigned has executed this Agreement solely to confirm its obligations pursuant to Sections 1.1(e), 5.3 (l), 5.3 (m), 7.2(c) 7.3 (b) and 8.2.(e) of this Agreement.

GLOBIX CORPORATION

By:

The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 13 hereof.

BELKIN BURDEN WENIG & GOLDMAN, LLP

By:

Name:
Title: